Exhibit 10.36

Gordon Pointe Management, LLC

780 5th Ave S.

Naples, FL 34102

March 10, 2020

HOF Village, LLC

1826 Clearview Ave NW

Canton, OH 44708

Ladies and Gentlemen:

This amended and restated letter agreement (this “Agreement”) is provided to you in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 16, 2019, as amended (the “Merger Agreement”), by and among Gordon Pointe Acquisition Corp (“Acquiror”), GPAQ Acquisition Holdings, Inc. (“Holdings”), GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, HOF Village, LLC (“HOFV”), and HOF Village Newco, LLC. This Agreement hereby amends and restates the terms of that certain letter agreement dated September 16, 2019, between Gordon Pointe Management, LLC (the “Sponsor”) and HOFV (the “Original Agreement”) and supersedes the Original Agreement in its entirety. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the consummation of the Transactions, the Sponsor hereby agrees that, prior to the Closing, Acquiror shall cancel a number of shares of Acquiror Class F Common Stock held by the Sponsor (the “Acquiror Class F Common Stock Cancellation”) and that, promptly following the Closing, the Sponsor shall transfer and convey to HOFV a certain number of shares of Holdings Common Stock and certain Holdings Warrants (the “Sponsor Share and Warrant Transfer”), as set forth within the terms of this Agreement.

For the purposes of this Agreement, the Sponsor represents and warrants that, before giving effect to the Acquiror Class F Common Stock Cancellation, the Sponsor currently holds (a) 2,725,000 shares of Acquiror Class F Common Stock and (b) 4,865,000 Acquiror Warrants, all of which shall be covered by the terms of this Agreement.

Acquiror Class F Common Stock Cancellation. The parties acknowledge and agree that, prior to the Closing, Acquiror shall cancel a number of shares of Acquiror Class F Common Stock held by the Sponsor (the “Acquiror Class F Common Stock Cancellation”) that is equal to the lesser of (i) 1,185,741 or (ii) the difference between (x) the total number of shares of Holdings Common Stock to be issued at the Closing to holders of Acquiror Common Stock in exchange for shares of Acquiror Common Stock and (y) the total number of shares of Acquiror Common Stock being exchanged.

HOF Village, LLC.
March 10, 2020

Sponsor Share and Warrant Transfer. In consideration of the consummation of the Transactions, the Sponsor hereby agrees, promptly following the Closing, to transfer and convey to HOFV:

(a) a number of shares of Holdings Common Stock equal to: (i) if the total number of shares of Acquiror Class F Common Stock cancelled in the Acquiror Class F Common Stock Cancellation is 475,000 or less, 50% of the of Holdings Common Stock that is issued in exchange for Acquiror Class F Common Stock; and (ii) if the total number of shares of Acquiror Class F Common Stock cancelled in the Acquiror Class F Common Stock Cancellation is greater than 475,000 shares (up to the 1,185,741 cancellation cap), all shares of Holdings Common Stock that are issued in exchange for Acquiror Class F Common Stock minus 1,125,000 shares of Holdings Common Stock that will be retained by GPAQ Sponsor, and

(b) 50% of the Holdings Warrants into which the Acquiror Warrants currently held by the Sponsor have been converted as a result of the Transactions (the “Acquiror Founders’ Warrants”). The Acquiror Founders’ Shares and Acquiror Founders’ Warrants that are transferred to HOFV pursuant to this paragraph are collectively referred to herein as the “Acquired Securities”.

The number of Acquiror Founders’ Shares to be transferred and conveyed to HOFV shall be calculated after giving effect to such Acquiror Class F Common Stock Cancellation. For the avoidance of doubt, in no event shall the number of shares of Holdings Common Stock held by Sponsor after giving effect to the Acquiror Class F Common Stock Cancellation and the transfer of shares to HOFV hereunder be less than 1,125,000.

For illustration purposes only, the following table shows the cancellation of Acquiror Class F Common Stock and the transfer of Acquiror Class F Common Stock to HOFV given different scenarios of Holdings Common Stock issued at the Closing to holders of Acquiror Common Stock in exchange for shares of Acquiror Common Stock.

Acquiror Common Stock	Conversion Ratio		Holdings Common Stock to be Issued	Difference*	Total Class F Shares	Class F Shares to be Canceled	Class F Shares Cancellation	Class F Shares HOFV	Class F Shares Sponsor	Notes
1,000,000	1.421333	x	1,421,333	421,333	2,725,000	421,333	2,303,667	1,151,834	1,151,834	See (ii)
2,000,000	1.421333	x	2,842,667	842,667	2,725,000	842,667	1,882,333	757,333	1,125,000	See (ii)
2,800,000	1.421333	x	3,979,733	1,179,733	2,725,000	1,179,733	1,545,267	420,267	1,125,000	See (ii)
2,814,259	1.421333	x	4,000,000	1,185,741	2,725,000	1,185,741	1,539,259	414,259	1,125,000	See (i)
3,000,000	1.421333	x	4,264,000	1,264,000	2,725,000	1,185,741	1,539,259	414,259	1,125,000	See (i)
4,000,000	1.421333	x	5,685,333	1,685,333	2,725,000	1,185,741	1,539,259	414,259	1,125,000	See (i)

*	Difference between Holdings Common Stock and Acquiror Common Stock

As a condition to the transactions contemplated hereby and if requested by the Sponsor, HOFV agrees to execute, with respect to the Acquired Securities, any lockup agreements or other documents and instruments containing the same transfer and trading restrictions as those to which the Sponsor is subject.

HOF Village, LLC.
March 10, 2020

HOFV shall transfer all of the Holdings Warrants acquired by HOFV hereunder to a Gold Jacket player fund or similar vehicle, for the benefit of Hall of Fame players; provided that, as a condition to such transfer, such Gold Jacket player fund or similar vehicle must execute, with respect to such Holdings Warrants, any lockup agreements or other documents and instruments containing the same transfer and trading restrictions as those to which the Sponsor is subject.

HOFV acknowledges and agrees that the transactions contemplated by this Agreement may be disclosed in public filings with the Securities and Exchange Commission if, in the opinion of counsel to Acquiror, such disclosure is necessary or advisable.

If the Merger Agreement is terminated in accordance with its terms, then this Agreement shall expire and be of no further force or effect.

This Agreement is directed only to the recipient and may not be assigned. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than HOFV, the Sponsor and Acquiror, any right or remedies under or by reason of this Agreement. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflicts of law principles thereof. Any dispute arising from or related to this Agreement shall be adjudicated in the Delaware Chancery Court. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. A facsimile copy of this Agreement, or a pdf attached to an e-mail, showing a representation of the signature of any party, shall be deemed to be an original counterpart.

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Please sign below to confirm agreement to the provisions set forth in this Agreement.

Gordon Pointe Management, LLC

By:	/s/ James Dolan
James Dolan, Chief Executive Officer

HOF Village, LLC

By:	/s/ Michael Crawford
Michael Crawford, Chief Executive Officer

[Signature Page to Amended and Restated Sponsor Shares and Warrants Letter Agreement]